Exhibit 99.1

News Release

Media Contacts:	Ron Rogers	Investor Contacts:	Carol Ferguson
	(908) 423-6449		(908) 423-4465

	Steve Cragle		Alex Kelly
	(908) 423-3461		(908) 423-5185

Merck Announces Second-Quarter 2012 Financial Results

•                  2012 Second-Quarter Non-GAAP EPS Increased 11 Percent Over Prior Year to $1.05, Excluding Certain Items; GAAP EPS of $0.58

•                  Worldwide Sales Up One Percent to $12.3 Billion, Five Percent Excluding Foreign Exchange; Pharmaceuticals, Animal Health and Consumer Care All Contributed to Growth

•                  Double-Digit Global Growth for JANUVIA, JANUMET, VICTRELIS, ISENTRESS, GARDASIL and ZOSTAVAX

•                  On Track for Six Major Filings in 2012-2013, Including Suvorexant and Odanacatib

•                  Reaffirmed 2012 Full-Year Non-GAAP EPS Target of $3.75 to $3.85, Excluding Certain Items; GAAP EPS Range of $2.04 to $2.30

WHITEHOUSE STATION, N.J., July 27, 2012 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the second quarter of 2012.

$ in millions, except EPS amounts	Second Quarter 2012	Second Quarter 2011
Sales	$12,311	$12,151
GAAP EPS	0.58	0.65
Non-GAAP EPS that excludes items listed below[1]	1.05	0.95
GAAP Net Income[2]	1,793	2,024
Non-GAAP Net Income that excludes items listed below[1,2]	3,227	2,950

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the second quarter of $1.05 exclude acquisition-related costs and restructuring costs.

1              Merck is providing certain 2012 and 2011 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For a description of the items, see Table 2a  including the related footnotes, attached to this release.

2              Net income attributable to Merck & Co., Inc.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables below.  Year-to-date results can be found in the attached tables.

	Second Quarter 2012			Second Quarter 2011
$ in millions, except EPS amounts	Net Income[2]	EPS		Net Income[2]	EPS
GAAP	$1,793	$0.58		$2,024	$0.65
Difference	1,434	0.47	[3]	926	0.30	[3]
Non-GAAP that excludes items listed below[1]	$3,227	$1.05		$2,950	$0.95

$ in millions	Second Quarter 2012	Second Quarter 2011
Acquisition-related costs[4]	$1,417	$1,440
Restructuring costs	289	816
Other	—	7
Net decrease (increase) in income before taxes	1,706	2,263
Income tax (benefit) expense[5]	(272)	(1,337)
Decrease (increase) in net income	$1,434	$926

“This quarter we delivered strong operational performance by focusing on growth and execution.  We achieved top- and bottom-line growth by advancing our core strategy and maintaining momentum across our businesses,” said Kenneth C. Frazier, chairman and chief executive officer of Merck.  “The company remains focused on translating cutting-edge science into medically important products.  We’re seeing significant progress in the pipeline this year, and we expect six major filings over the next 18 months, including suvorexant for insomnia and odanacatib for osteoporosis.  This focus on innovation and execution will drive long-term shareholder value.”

Select Revenue Highlights

Worldwide sales were $12.3 billion for the second quarter of 2012, an increase of 1 percent, or 5 percent excluding foreign exchange, compared with the second quarter of 2011.  Sales also were unfavorably impacted by the arbitration settlement agreement with Johnson & Johnson discussed below.

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of animal health and consumer care products.

3       Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS which may be different than the amount calculated by dividing the impact of the excluded items by the weighted average shares.

4       Includes expenses for the amortization of intangible assets and amortization of purchase accounting adjustments to inventories recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges.  Also includes integration and other costs associated with mergers and acquisitions.

5       Includes an estimated income tax (benefit) expense on the reconciling items.  The second quarter of 2011 also includes the net favorable impact of approximately $700 million relating to the settlement of a federal income tax audit, as well as the favorable impact of certain foreign and state tax rate changes that resulted in a net $230 million reduction of deferred tax liabilities on intangibles established in purchase accounting.

$ in millions	Second Quarter 2012	Second Quarter 2011	Change
Total Sales	$12,311	$12,151	1%
Pharmaceutical	10,560	10,360	2%
SINGULAIR	1,431	1,354	6%
JANUVIA	1,058	779	36%
ZETIA	632	592	7%
REMICADE	518	842	-38%
VYTORIN	445	459	-3%
JANUMET	411	321	28%
ISENTRESS	398	337	18%
COZAAR/HYZAAR	337	406	-17%
GARDASIL	324	277	17%
PROQUAD, M-M-R II and VARIVAX	316	291	9%
Animal Health	865	802	8%
Consumer Care	552	541	2%
Other Revenues	333	448	-26%

Pharmaceutical Revenue Performance

Second-quarter pharmaceutical sales grew 2 percent to $10.6 billion, including a 3 percent negative impact due to foreign exchange.  Adjusting pharmaceutical sales in the second quarter of 2011 to exclude sales of REMICADE (infliximab) and SIMPONI (golimumab) from the territories transferred to Johnson & Johnson through the settlement agreement, pharmaceutical sales would have increased 5 percent in the second quarter of 2012.6  The revenue increases largely reflect strong sales growth for JANUVIA (sitagliptin), VICTRELIS (boceprevir), JANUMET (sitagliptin/metformin hydrochloride), SINGULAIR (montelukast sodium), ISENTRESS (raltegravir) and GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant].  These increases were partially offset by expected declines in sales of COZAAR (losartan potassium) and HYZAAR (losartan potassium and hydrochlorothiazide) as well as European austerity measures.

Sales from emerging markets accounted for approximately 18 percent of pharmaceutical sales in the second quarter.  Growth in the emerging markets is being driven by diversified brands and core products like JANUVIA, JANUMET and ISENTRESS.  China continues to be a key driver with 27 percent growth for the second quarter, including a 4 percent benefit from foreign exchange.

6

$ in millions	Second Quarter 2012	Second Quarter 2011	Change
Pharmaceutical sales as reported	$10,560	$10,360	2%
Sales of REMICADE and SIMPONI in the territories transferred	—	(306)
Pharmaceutical sales as adjusted	$10,560	$10,054	5%

Worldwide sales of the combined diabetes franchise of JANUVIA/JANUMET, medicines that help lower blood sugar levels in adults with type 2 diabetes, grew 33 percent to $1.5 billion in the second quarter of 2012 driven by growth in all regions.

Worldwide sales of SINGULAIR, a once-a-day oral medicine for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, grew 6 percent to $1.4 billion in the second quarter of 2012.  The patent for SINGULAIR will expire in the U.S. in Aug. 2012 and in major European markets in Feb. 2013.  The company expects a significant and rapid reduction in sales thereafter in those markets.  SINGULAIR will retain marketing exclusivity in Japan until 2016.

Sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), medicines for lowering LDL cholesterol, grew 2 percent to $1.1 billion in the second quarter driven by growth of ZETIA in the United States and VYTORIN outside of the United States.

Combined sales of REMICADE and SIMPONI, treatments for inflammatory diseases, declined 35 percent to $594 million for the second quarter of 2012.  In Europe, Russia and Turkey, where Merck retained exclusive marketing rights, the combined sales of REMICADE and SIMPONI declined 3 percent for the second quarter of 2012, but excluding the impact of foreign exchange grew 6 percent.  In July 2011, the company transferred exclusive marketing rights for REMICADE and SIMPONI to Johnson & Johnson in Canada, Central and South America, the Middle East, Africa and Asia Pacific.

ISENTRESS, an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, grew 18 percent to $398 million in the second quarter driven by strong growth in the emerging markets and the United States.

Global sales of Merck’s antihypertensive medicines COZAAR and HYZAAR were down 17 percent to $337 million in the second quarter of 2012 due to the loss of marketing exclusivity in the United States and major European markets in 2010.

Sales recorded by Merck for GARDASIL, a vaccine to help prevent certain diseases caused by four types of human papillomavirus (HPV), increased 17 percent to $324 million for the quarter driven by vaccinations of males in the United States and the launch in Japan.

Sales of ZOSTAVAX (zoster vaccine live), a vaccine for the prevention of herpes zoster, grew 22 percent to $148 million in the quarter.  The company continues to increase its promotional efforts for ZOSTAVAX in the United States.

Sales of VICTRELIS, the company’s oral hepatitis C virus NS3/4A protease inhibitor, were $126 million in the quarter.  VICTRELIS is approved in 43 countries and has launched in 23 of those markets.

Animal Health Revenue Performance

Animal Health sales totaled $865 million for the second quarter of 2012, an 8 percent increase over the second quarter of 2011, including a 6 percent negative impact due to foreign exchange.  Animal Health had strong performance in the United States and Asia Pacific, with growth led by increased sales of cattle and swine products.  The division’s products include pharmaceutical and vaccine products for the prevention, treatment and control of disease in all major farm and companion animal species.

Consumer Care Revenue Performance

Second-quarter global sales of Consumer Care were $552 million, an increase of 2 percent compared to the second quarter of 2011, including a 1 percent negative impact due to foreign exchange.  The sales increase was primarily due to MiraLAX, CLARITIN and COPPERTONE.

Other Revenue Performance

Other revenues – primarily comprised of alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales – declined 26 percent to $333 million.  The change was driven largely by lower revenue from AstraZeneca LP (AZLP) recorded by Merck, which declined 27 percent to $223 million, as well as by lower third-party manufacturing sales.

Second-Quarter Expense and Other Information

The costs detailed below totaled $9.7 billion on a GAAP basis during the second quarter of 2012 and include $1.7 billion of acquisition-related costs and restructuring costs.

	Included in expenses for the period
$ in millions	GAAP	Acquisition-Related Costs[4]	Restructuring Costs	Non-GAAP[1]
Second Quarter 2012
Materials and production	$4,112	$1,226	$83	$2,803
Marketing and administrative	3,249	64	21	3,164
Research and development	2,165	127	41	1,997
Restructuring costs	144	—	144	—

Second Quarter 2011
Materials and production	$4,284	$1,344	$109	$2,831
Marketing and administrative	3,525	77	23	3,425
Research and development	1,936	19	16	1,901
Restructuring costs	668	—	668	—

The gross margin was 66.6 percent for the second quarter of 2012 and 64.7 percent for the second quarter of 2011, reflecting 10.6 and 12.0 percentage point unfavorable impacts, respectively, from the acquisition-related costs and restructuring costs noted above.

Marketing and administrative expenses, on a non-GAAP basis, were $3.2 billion in the second quarter of 2012, a decrease from $3.4 billion in the second quarter of 2011.  The decrease was primarily due to ongoing productivity measures.

Research and development (R&D) expenses, on a non-GAAP basis, were $2.0 billion in the second quarter of 2012, an increase from $1.9 billion in the second quarter of 2011.  The increase primarily reflects the $120 million upfront payment as part of the Endocyte Inc. transaction.

Equity income from affiliates was $142 million for the second quarter, which primarily reflects the performance of AZLP and Sanofi Pasteur MSD.

Other (income) expense, net was $103 million of expense in the second quarter of 2012, compared to $121 million of expense in the second quarter of 2011.

Key Developments

The company noted the following developments:

•                  Pivotal Phase III data were presented that showed suvorexant, an investigational treatment for insomnia, improved patients’ ability to fall asleep and stay asleep, achieving significance on 15 of 16 primary endpoints.  Merck anticipates filing regulatory applications for approval by the end of 2012;

•                  Primary efficacy outcomes were met in the Phase III trial of odanacatib, Merck’s investigational cathepsin-K inhibitor for osteoporosis, and Merck announced that the study is being concluded early.  Merck expects to file regulatory applications for approval in the United States and Europe in the first half of 2013 and Japan in the third quarter of 2013;

•                  Merck continued to advance plans for four additional major regulatory filings by end of 2013 including:  BRIDION (sugammadex), a neuromuscular blocker reversal agent; V503, a nine-valent vaccine for HPV; TREDAPTIVE (extended-release niacin/laropiprant), a novel candidate for multiple lipid parameters; and vintafolide, a small molecule drug conjugate for ovarian and other cancers (European Union filing);

•                  Merck previously announced in late March 2012 that the independent Data Safety Monitoring Board of the IMPROVE-IT study planned to review data from the study again in approximately nine months.  That review has been scheduled for March 2013, at which point nine months of additional data will have been adjudicated;

•                  Five-year data were presented from the STARTMRK study, in which the regimen including ISENTRESS demonstrated better efficacy and long-term safety and tolerability versus the regimen including efavirenz; and

•                  Merck and AstraZeneca amended their option agreement related to AZLP.  As a result, AstraZeneca will not acquire Merck’s stake in AZLP in 2012 and has a new option to acquire Merck’s interest in June 2014.

Financial Targets

Merck continues to expect full-year 2012 non-GAAP EPS to be between $3.75 and $3.85 and the 2012 GAAP EPS range to be $2.04 to $2.30.  The 2012 non-GAAP range excludes acquisition-related costs and costs related to restructuring programs.

Merck continues to expect full-year 2012 revenues to be at or near 2011 levels on a constant currency basis.  At current exchange rates, sales would be affected unfavorably by approximately 6 percent for the third quarter and more than 3 percent for the full year.

In addition, the company expects full-year 2012 non-GAAP R&D expenses to be slightly higher than the 2011 level.  The company now expects the full-year 2012 non-GAAP tax rate to be approximately 25 percent.

A reconciliation of anticipated 2012 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table below.

$ in millions, except EPS amounts	Full-Year 2012
GAAP EPS	$2.04 to $2.30
Difference[3]	1.71 to 1.55
Non-GAAP EPS that excludes items listed below	$3.75 to $3.85

Acquisition-related costs[4]	$5,200 to $4,900
Restructuring costs	1,100 to 800
Net decrease (increase) in income before taxes	6,300 to 5,700
Estimated income tax (benefit) expense	(1,110) to (985)
Decrease (increase) in net income	$5,190 to $4,715

Total Employees

As of June 30, 2012, Merck had approximately 84,000 employees worldwide.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s second-quarter earnings conference call today at 8:00 a.m. EDT by visiting Merck’s Internet site, www.merck.com/investors/events-and-presentations/home.html.  Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782.  Journalists are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917.  A replay of the call will be available starting at 11 a.m. EDT today for approximately one week.  To listen to the replay, dial (404) 537-3406 or (855) 859-2056 and enter ID No. 91089609.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that all of the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2011 Annual Report on Form 10-K and the company’s other filings with the  Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	2Q12	2Q11	% Change	YTD 2012	YTD 2011	% Change
Sales	$12,311	$12,151	1%	$24,041	$23,732	1%
Costs, Expenses and Other
Materials and production (1)	4,112	4,284	-4%	8,150	8,343	-2%
Marketing and administrative (1)	3,249	3,525	-8%	6,322	6,689	-5%
Research and development (1)	2,165	1,936	12%	4,026	4,094	-2%
Restructuring costs (2)	144	668	-78%	363	654	-44%
Equity income from affiliates (3)	(142)	(55)	*	(253)	(193)	31%
Other (income) expense, net (1) / (4)	103	121	-15%	247	744	-67%
Income Before Taxes	2,680	1,672	60%	5,186	3,401	52%
Income Tax Provision (Benefit)	860	(382)		1,599	276
Net Income	1,820	2,054	-11%	3,587	3,125	15%
Less: Net Income Attributable to Noncontrolling Interests	27	30		56	58
Net Income Attributable to Merck & Co., Inc.	$1,793	$2,024	-11%	$3,531	$3,067	15%
Earnings per Common Share Assuming Dilution (5)	$0.58	$0.65	-11%	$1.15	$0.98	17%
Average Shares Outstanding Assuming Dilution	3,072	3,110		3,074	3,106
Tax Rate (6)	32.1%	-22.8%		30.8%	8.1%

*100% or greater

(1) Amounts include the impact of acquisition-related costs and restructuring costs. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Primarily reflects equity income from the AstraZeneca LP and Sanofi Pasteur MSD partnerships.

(4) Other (income) expense, net in the first six months of 2011 includes a charge of $500 million related to the resolution of the arbitration proceeding with Johnson & Johnson and a $127 million gain on the sale of certain manufacturing facilities and related assets.

(5) The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders.  Net income attributable to Merck & Co., Inc. common shareholders used to calculate earnings per common share assuming dilution was $1,792 million and $2,020 million for the second quarter of 2012 and 2011, respectively, and was $3,528 million and $3,059 million for the first six months of 2012 and 2011, respectively.

(6) The GAAP effective tax rates for the second quarter and first six months of 2012 were 32.1% and 30.8%, respectively.  Excluding the impact of the non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 25.8% and 25.3% for the second quarter and first six months of 2012, respectively.  The GAAP effective tax rates for the second quarter and first six months of 2011 were (22.8)% and 8.1%, respectively.  Excluding the impact of the non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 24.3% and 24.9% for the second quarter and first six months of 2011, respectively.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

SECOND QUARTER 2012

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Adjustment Subtotal		Non-GAAP

Sales	$12,311			$—		$12,311

Costs, Expenses and Other

Materials and production	4,112	1,226	83	1,309		2,803

Marketing and administrative	3,249	64	21	85		3,164

Research and development	2,165	127	41	168		1,997

Restructuring costs	144		144	144		—

Equity income from affiliates	(142)			—		(142)

Other (income) expense, net	103			—		103

Income Before Taxes	2,680	(1,417)	(289)	(1,706)		4,386

Taxes on Income	860			(272	)(3)	1,132

Net Income	1,820			(1,434)		3,254

Less: Net Income Attributable to Noncontrolling Interests	27			—		27

Net Income Attributable to Merck & Co., Inc.	$1,793			$(1,434)		$3,227

Earnings per Common Share Assuming Dilution	$0.58					$1.05 (4)

Average Shares Outstanding Assuming Dilution	3,072					3,072

Tax Rate	32.1%					25.8%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions.  Amounts included in marketing and administrative expenses reflect merger integration costs.  Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items.

(4) The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders.  Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $3,226 million for the second quarter of 2012.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

SIX MONTHS ENDED JUNE 30, 2012

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Adjustment Subtotal		Non-GAAP

Sales	$24,041			$—		$24,041

Costs, Expenses and Other

Materials and production	8,150	2,455	88	2,543		5,607

Marketing and administrative	6,322	115	45	160		6,162

Research and development	4,026	136	86	222		3,804

Restructuring costs	363		363	363		—

Equity income from affiliates	(253)			—		(253)

Other (income) expense, net	247			—		247

Income Before Taxes	5,186	(2,706)	(582)	(3,288)		8,474

Taxes on Income	1,599			(548	)(3)	2,147

Net Income	3,587			(2,740)		6,327

Less: Net Income Attributable to Noncontrolling Interests	56			—		56

Net Income Attributable to Merck & Co., Inc.	$3,531			$(2,740)		$6,271

Earnings per Common Share Assuming Dilution	$1.15					$2.04 (4)

Average Shares Outstanding Assuming Dilution	3,074					3,074

Tax Rate	30.8%					25.3%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions.  Amounts included in marketing and administrative expenses reflect merger integration costs.  Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items.

(4) The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders.  Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $6,266 million for the first six months of 2012.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2012			2011						% Change	% Change
	1Q	2Q	Jun YTD	1Q	2Q	Jun YTD	3Q	4Q	Full Year	2Q	Jun YTD
TOTAL SALES (1)	$11,731	$12,311	$24,041	$11,580	$12,151	$23,732	$12,022	$12,294	$48,047	1	1

PHARMACEUTICAL	10,082	10,560	20,642	9,820	10,360	20,179	10,354	10,755	41,289	2	2

Primary Care and Women’s Health
Cardiovascular
Zetia	614	632	1,246	582	592	1,174	614	640	2,428	7	6
Vytorin	444	445	889	480	459	939	469	475	1,882	-3	-5

Diabetes & Obesity
Januvia	919	1,058	1,977	739	779	1,518	846	960	3,324	36	30
Janumet	392	411	802	305	321	626	350	386	1,363	28	28

Respiratory
Singulair	1,340	1,431	2,771	1,328	1,354	2,682	1,336	1,461	5,479	6	3
Nasonex	375	293	668	373	323	696	266	325	1,286	-9	-4
Clarinex	134	140	273	155	209	364	128	129	621	-33	-25
Asmanex	48	51	99	60	47	107	42	57	206	8	-8
Dulera	39	50	89	13	25	37	22	37	96	*	*

Women’s Health & Endocrine
Fosamax	184	186	370	208	221	429	215	211	855	-16	-14
NuvaRing	146	157	303	142	154	297	159	168	623	2	2
Follistim AQ	116	125	241	133	143	276	129	126	530	-12	-13
Implanon	76	85	161	60	81	141	80	74	294	5	14
Cerazette	67	72	139	59	66	125	74	69	268	9	11

Other
Maxalt	156	154	310	173	131	304	156	178	639	17	2
Arcoxia	112	117	229	114	100	214	108	110	431	17	7
Avelox	73	44	117	106	61	167	59	95	322	-28	-30

Hospital and Specialty
Immunology
Remicade	519	518	1,037	753	842	1,595	561	511	2,667	-38	-35
Simponi	74	76	150	54	75	129	74	61	264	1	16

Infectious Disease
Isentress	337	398	735	292	337	629	343	387	1,359	18	17
PegIntron	162	183	345	166	154	319	163	175	657	19	8
Cancidas	145	166	311	158	168	326	150	164	640	-1	-4
Victrelis	111	126	238	1	21	22	31	87	140	*	*
Invanz	101	110	211	87	103	189	107	110	406	7	12
Primaxin	88	104	192	136	136	272	124	119	515	-24	-30
Noxafil	59	66	125	55	56	110	61	59	230	19	13

Oncology
Temodar	237	225	461	248	234	481	223	230	935	-4	-4
Emend	102	145	247	87	120	207	98	114	419	21	19

Other
Cosopt / Trusopt	124	105	229	114	122	236	124	117	477	-14	-3
Bridion	58	60	118	41	47	89	52	60	201	27	33
Integrilin	53	60	113	64	56	120	53	57	230	7	-6

Diversified Brands
Cozaar / Hyzaar	336	337	674	426	406	832	404	427	1,663	-17	-19
Propecia	108	100	208	106	112	218	112	117	447	-11	-5
Zocor	103	96	199	127	107	234	110	111	456	-10	-15
Claritin Rx	87	48	134	120	65	186	55	74	314	-27	-28
Remeron	57	66	123	60	57	117	65	59	241	16	5
Proscar	51	55	106	60	53	113	58	52	223	4	-6
Vasotec / Vaseretic	53	49	102	57	59	116	57	58	231	-18	-12

Vaccines
Gardasil	284	324	608	214	277	490	445	274	1,209	17	24
ProQuad, M-M-R II and Varivax	255	316	571	244	291	535	391	276	1,202	9	7
RotaTeq	142	142	284	125	148	272	184	195	651	-4	4
Zostavax	76	148	224	24	122	146	108	78	332	22	54
Pneumovax	112	101	213	79	64	143	133	222	498	57	49

Other Pharmaceutical (2)	1,013	985	2,000	892	1,064	1,957	1,018	1,064	4,038	-7	2

ANIMAL HEALTH	821	865	1,686	758	802	1,560	826	868	3,253	8	8

CONSUMER CARE	554	552	1,106	517	541	1,058	421	361	1,840	2	5
Claritin OTC	169	145	314	167	134	301	118	92	511	8	4

Other Revenues (3)	274	333	608	486	448	935	421	310	1,666	-26	-35
Astra	186	223	409	322	306	628	299	256	1,184	-27	-35

*	100% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Includes Pharmaceutical products not individually shown above.  Other Vaccines sales included in Other Pharmaceutical were $60 million and $75 million for the first and second quarters of 2012, respectively.  Other Vaccines sales included in Other Pharmaceutical were $54 million, $67 million, $100 million and $62 million for the first, second, third and fourth quarters of 2011, respectively.

(3) Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.